Exhibit 10.86

March 17, 2005

PRIVATE & CONFIDENTIAL

Mr. Harry L. You

[Address]

Employment Letter and Terms and Conditions of Employment

Full-Time, Salaried CEO and Managing Director

Dear Harry:

On behalf of BearingPoint, Inc. (the “Company”), by this letter (the “Employment Letter”), I am pleased to offer you the position of Chief Executive Officer and Managing Director of the Company in our headquarters office, effective March 21, 2005 (the “Effective Date”). Your annualized salary will be $750,000.00, paid semi-monthly, subject to standard withholdings and deductions. You will also be eligible to participate in the Company’s 2000 Long-Term Incentive Plan (the “LTIP”) and be eligible for future compensation adjustments, but in no event will your annualized salary be decreased below $750,000. You will report directly to the Board of Directors (the “Board”) of the Company and your performance will be reviewed by the Board at least annually. You will also serve as a member of the Board and, within a reasonable period of time after the Effective Date, will serve as Chairman of the Board. You will have such duties and responsibilities as are commensurate with your position. You will have meaningful input with respect to the Company’s general performance goals. Your employment shall be “at-will.” Your employment may be terminated by the Company at any time and for any or no reason. Your employment may be terminated by you with three months’ prior notice, as provided in your Managing Director Agreement.

Equity. Effective on the first business day after you sign this Employment Letter (the “Option Grant Date”), you will be provided an initial grant of 2,000,000 options (the “Options”) to purchase shares of Company common stock under the Company’s LTIP, a copy of which was previously provided to you, or otherwise. The Options shall vest 25% each year commencing on the one-year anniversary of the grant date. The exercise price of the Options will be equal to the last available closing price of the Company’s common stock on the first business day prior to the Option Grant Date. The attached Award Notice of Stock Option Grant and Stock Option Agreement detail the various terms of your initial grant, and require your signature of acceptance. If the grant of Options is not done under the LTIP, the Company agrees that it will register the shares underlying the Options on a Form S-8.

Mr. Harry L. You

March 17, 2005

Effective on the Option Grant Date, you also shall receive an award of 750,000 restricted stock units (“Restricted Stock”). The Restricted Stock shall vest each year commencing on the second anniversary of the Option Grant Date as follows:

End of Year 2	8.33% (62,500)

End of Year 3	16.67% (125,000)

End of Year 4	25% (187,500)

End of Year 5	25% (187,500)

End of Year 6	16.67% (125,000)

End of Year 7	8.33% (62,500)

Prior to the Effective Date, you will receive a Restricted Stock Agreement substantially in the form attached hereto that details the various terms of your grant, and requires your signature of acceptance. If the grant of Restricted Stock is not done under the LTIP, the Company agrees that it will register the shares underlying the Restricted Stock on a Form S-8.

All unvested Options and Restricted Stock will immediately vest upon the occurrence of a Change in Control of the Company, as such term is defined in the LTIP on the date hereof or a termination of employment due to death or “Disability” (as such term is defined in the LTIP on the date hereof). On a termination of your employment by the Company without Cause or by you for Good Reason, the portion of the Option and/or Restricted Stock award scheduled to vest on the anniversary of the grant date following your termination shall vest on the date of your termination.

You are also eligible to receive additional annual grants of stock options, and/or other equity awards on at least the same basis as other senior executives of the Company. To the extent shares are not available under the Company’s equity plans to provide for the equity grants described herein, the Company agrees to use its best efforts to satisfy all conditions required to add the required shares to the applicable plans or to provide equivalent value to you.

Annual Bonus. You will be eligible to receive an annual bonus with a target amount equal to at least 100% of your base salary (the “Target Bonus”) upon achievement of reasonable pre-established performance goals. You will have meaningful input with respect to the formulation of the performance goals. Your annual bonus may be paid in cash or any other form in which (and at such time as) annual bonuses are paid to other

Mr. Harry L. You

March 17, 2005

senior executives of the Company. Any such payment shall be subject to standard withholdings and deductions.

Sign-On Bonus. Within 30 days following the Effective Date of your employment, you will receive a cash lump sum sign-on bonus in the amount of $1,000,000 (the “Sign-On Bonus”), less standard withholdings and deductions; provided, that you shall repay the Sign-On Bonus within 10 business days following termination of your employment by the Company for Cause or your voluntary termination without Good Reason prior to the first anniversary of the Effective Date.

Benefits/Long-Term Incentives. You will be entitled to participate in all employee benefit (including long-term incentives), fringe and perquisite plans, practices, programs policies and arrangements generally provided to senior executives of the Company at a level commensurate with your position.

Personal Days/Holidays. You will be entitled to 25 annual personal days, accrued monthly, to use for vacation, illness or other personal absences. These personal days are in addition to eight Company-designated holidays. As a full-time employee, you will also be eligible to participate in our Personal Benefits Program.

Relocation. As of the Effective Date, you will provide services full-time at the Company’s headquarters. The Company recognizes that it will require a period of time for you to fully transition your family and your residence. As a result, for expenses incurred during the period of time commencing on the date hereof and ending 90 days after your relocation, the Company will pay all reasonable, documented relocation and transitional housing and travel expenses, including a tax gross-up payment to cover all applicable taxes relating thereto, in connection with your relocation near the Company’s headquarters, which shall occur no later than January 31, 2006. The Company will also offer to purchase your current residence in Dallas based on a price determined by a mutually agreed upon appraisal firm. In addition, the Company will reimburse you for your real estate commissions incurred in connection with the sale of your Atherton, California residence and the expenses of moving your personal property from California. If the Company’s principal executive office is relocated from the Virginia / D.C. area, the Company will provide you with all of the benefits and payments described in this section with respect to your relocation to any such area.

Business Expenses. The Company will reimburse you for the travel, entertainment and other business expenses incurred by you in the performance of your duties in accordance with the Company’s policies applicable to senior executives as in effect from time to time.

Severance. Upon termination of your employment, the Company will pay you: (i) any earned but unpaid base salary through the date of termination, the Sign-On Bonus if then

Mr. Harry L. You

March 17, 2005

payable pursuant to the section titled “Sign-On Bonus” above, and any earned but unpaid annual bonus for any preceding year, provided, however, that your employment terminates after the payment date for the annual bonus, (ii) any unpaid accrued personal days or unreimbursed business expenses, (iii) in the circumstances specified below in the section titled “Termination without Cause or for Good Reason,” the payments specified in that section, and (iv) any other amounts due under any of the Company’s benefit plans. Payment of the amounts specified in subsection (iii) above shall be conditioned upon your execution of a full and binding unilateral Release of all claims arising from or associated with your employment with the Company, which will include a release of all known claims against you, a form of which is attached hereto (the “Release Agreement”). You will have no obligation to mitigate any payments made under this section of this Employment Letter, and any such payments will not be subject to offset, except as to claims that the Company has against you.

Termination without Cause or for Good Reason. Upon your termination of employment by the Company without Cause, or by you for Good Reason, the Company will pay you a lump sum cash amount equal to two times the sum of your (i) annual base salary and (ii) your then current Target Bonus (if established at such time) or, if the Target Bonus is not yet established, then the prior year’s actual bonus. The lump sum cash payment shall be made within 30 days of the date of receipt by the Company of your fully executed Release Agreement as specified in the “Severance” section above, but in no event will the Release Agreement be signed and payment made later than March 17 following the calendar year in which the termination occurs. The Company will also pay your premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, on your behalf for 18 months after termination of your employment without Cause or for Good Reason.

Special Termination Agreement. Upon a Change of Control of the Company, you shall be entitled to receive the payments and other benefits specified in your Special Termination Agreement, a copy of which is attached, and while eligible to receive such payments and other benefits you shall not be eligible to receive any payment or benefits under the above sections titled “Severance” and “Termination without Cause or for Good Reason.”

Indemnification. The Company will indemnify you to the fullest extent permitted by (i) law with respect to your activities on behalf of the Company and (ii) for any failure by the Company to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), unless such failure is a result of your act or omission. It is the policy and practice of the Company to reasonably ensure that the Company and all new employees honor the terms of any reasonable post-employment restrictions contained in agreements with prior employers of such new employees. By accepting this offer of employment, you affirmatively warrant and represent to the Company that: (1) the duties associated with your prior executive positions over the past five years have not included

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March 17, 2005

providing consulting services to the clients and prospective clients (as those terms are defined in the relevant contractual agreement(s) with such prior employers) of any prior employer or meeting with, soliciting or marketing such clients or prospective clients for the purpose of your prior employer providing consulting services to them other than interacting with such clients or prospective clients as a representative of the senior management team or providing such clients with information in connection with your duties as Chief Financial Officer and (2) you have previously disclosed in writing to the Company all documentation associated with prior employers which may have the effect of restricting your post-employment activities on behalf of the Company. Although it is expected that your duties as Chief Executive Officer will not be restricted as a result of any agreements with your prior employer, in good faith, within 30 days of the Effective Date of your employment with the Company, you shall review a list of “Clients” and “Prospective Clients” of the Company, as those terms are defined in your Managing Director Agreement with the Company. You shall then identify to the General Counsel of the Company in writing, any and all such Clients and Prospective Clients which are, or may reasonably be deemed to be, entities from which you should recuse yourself from dealing during some portion of your employment with the Company (which are expected to be none).

Furthermore, you will never be asked to share, utilize or disclose in any way the proprietary or confidential information of a prior employer as part of your duties on behalf of the Company. You agree to promptly notify the General Counsel of the Company in the event you find yourself in a position of possibly violating your contractual agreement(s) with prior employers. If you undertake activity that is challenged by a prior employer as being in violation of any such agreement, the Company will indemnify you for any claims that such previous employer may assert against you based on such agreement, including, without limitation, any claim that a previous employer may assert to recover any amounts paid or equity granted to you and for any amounts you are required to forfeit or to pay to any previous employer. You will promptly notify the General Counsel in writing upon being made aware of any such claim, arbitration or litigation, and you shall immediately tender the defense and choice of legal counsel to the Company, which shall have full authority to negotiate, settle or defend any such action in its sole discretion. The Company agrees that it will consult with you prior to the selection of such legal counsel. The aggregate amount the Company shall pay to provide indemnity under this section to reimburse you for (i) amounts you are required to forfeit or to pay to any previous employer, including as damages, and (ii) equity granted to you by a prior employer that you are required to forfeit or return shall not, in the aggregate with respect to clauses (i) and (ii), exceed $3,500,000, and such reimbursement by the Company shall be paid by the Company in cash within 30 days after such forfeiture or reimbursement occurs as a result of a final, nonappealable court order, at the written direction of the Company, or as a result of the Company deciding not to contest such forfeiture or reimbursement.

Mr. Harry L. You

March 17, 2005

You will be covered under the Company’s D & O liability insurance on the same basis as other senior level executives of the Company.

Legal Fees. The Company will pay your reasonable legal fees in connection with the negotiation and drafting of the documents associated with the commencement of your employment with the Company.

Definitions. Solely for purposes of this Employment Letter and your Managing Director Agreement, the following definitions apply:

1.	Notwithstanding the provisions of your Managing Director Agreement, “Cause” shall mean the occurrence, failure to cause the occurrence or failure to cure after the occurrence (when a cure is permitted), as the case may be, of any of the following circumstances after your receipt of written notification from the General Counsel which includes a detailed description of the claimed circumstance: (i) your embezzlement, misappropriation of corporate funds , or your material acts of dishonesty; (ii) your commission or conviction of any felony or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendre to any felony or misdemeanor involving moral turpitude; (iii) your engagement, without a reasonable belief that your action was in the best interests of the Company, in any activity that could harm the business or reputation of the Company in a material manner; (iv) your willful failure to adhere to the Company’s material corporate codes, policies or procedures that have been communicated to you ; (v) your material breach of any provision of the Managing Director Agreement or this Employment Letter; or (vi) your violation of any statutory or common law duty or obligation to the Company, including, without limitation, the duty of loyalty, provided, however, that in the case of subsections (iii), (iv), (v) and (vi), the Company shall provide you with the opportunity to cure any Cause event during the 15-day period after your receipt of written notice describing the Cause event, provided, however, that a Cause event shall be considered to be cured only if all adverse consequences of the Cause event have been fully remedied.

2.	Except as otherwise provided herein, “Change of Control” shall have the meaning specified in your Special Termination Agreement with the Company.

3.

“Good Reason” shall mean the occurrence or failure to cause the occurrence, as the case may be, without your express written consent, of any of the following circumstances for more than 15 days after receipt by the General Counsel of the Company of your written notification and description of the claimed circumstance: (i) any adverse change in your then positions, titles or reporting obligations, or a material diminution of your duties, responsibilities

Mr. Harry L. You

March 17, 2005

or authority (including, without limitation, a failure to elect you, or nominate you for re-election, to the Board) or the assignment to you of duties or responsibilities that are materially adversely inconsistent with your position, (ii) a relocation of the Company’s principal executive office to any location outside the continental United States or a relocation of your office away from the Company’s principal executive office, (iii) any material breach by the Company of any provision of this Employment Letter or the Managing Director Agreement or Special Termination Agreement you enter into with the Company, or (iv) the failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to you upon the successor becoming such, the obligations of the Company under this Employment Letter, provided, however, that this clause shall not apply if the transaction results in the successor becoming legally required to fulfill the obligations of the Company under this Employment Letter, whether by operation of law or otherwise.

Other Considerations.

There are a number of other important items we wish to cover in this Employment Letter. They are:

•	Contributory benefits (such as medical, dental, supplemental life insurance, long-term disability and optional accidental death and dismemberment insurance) are effective the first day of the calendar month following the Effective Date, unless you are hired on the first day of the month, in which case they will be effective immediately. All other non-contributory benefits (such as business travel accident insurance, short-term disability and personal days) are effective upon the Effective Date.

•	Please read this Employment Letter and the accompanying Managing Director Agreement and exhibits thereto carefully. Signing these documents is a condition of employment. As noted therein, employment with the Company is not for a specific term and may be terminated (i) by you, upon three months’ notice as specified in your Managing Director Agreement or (ii) by the Company at any time, for any or no reason, with or without Cause.

•	In compliance with the Immigration Reform and Control Act, federal law requires employers to verify work authorization upon hire. We have provided you with information that describes these requirements and the documents you need to bring on your first day of work.

•	In compliance with the Fair Credit Reporting Act, employment with the Company is contingent upon satisfactory completion of the Company’s employment

Mr. Harry L. You

March 17, 2005

screening process. This includes a public source background inquiry and receipt of satisfactory information regarding your employment history. You have signed a Disclosure and Authorization for Release of Information form authorizing the Company to compile a background report. If the Company finds that you have made any misrepresentation or is dissatisfied with the results of any review of your background, the Company may withdraw any offer of employment or terminate your employment without obligation whatsoever on the part of the Company except payment to you for any services rendered.

Miscellaneous.

1.	Notwithstanding any provisions of the Managing Director Agreement, the Company and you hereby agree as follows:

•	Notwithstanding the representation in Section 1 of the Managing Director Agreement, the Company acknowledges that you have delivered to it agreements with your prior employers that contain certain purported post employment restrictions.

•	Notwithstanding Section 6(c) of the Managing Director Agreement, you shall not be required to provide any transition services for more than 15 business days following the last day of your employment as required by the Managing Director Agreement. The performance of any such transition services shall be subject to your other business and personal commitments, and you shall be reimbursed for any expenses incurred by you in providing such services.

•	Notwithstanding Section 7 of the Managing Director Agreement, except as otherwise determined by a court or arbitrator, as applicable, each party shall be responsible for all of its own costs (including, without limitation, attorneys’ fees and court costs) incurred in enforcing any agreement against the other party.

•	Notwithstanding the provisions of Section 2 of the Managing Director Agreement, the Company acknowledges that the Compensation Committee of the Board has the authority to determine the terms of any equity award granted to you, subject to the terms of this Employment Letter.

2.	This Employment Letter can be amended only by a writing signed by both you and the Company. This Employment Letter shall be governed by and construed in accordance with the internal, domestic laws of the Commonwealth of Virginia.

3.	In the event of any conflict between the provisions of this Employment Letter and the provisions of your Managing Director Agreement, the terms and provisions in this Employment Letter shall control.

Mr. Harry L. You

March 17, 2005

4.	This Letter Agreement is assignable by the Company only to a successor (whether by merger, consolidation, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company, and the Company will require any such successor, by written agreement in form and substance reasonably satisfactory to you, to expressly assume and agree to perform this Employment letter in the same manner and to the same extent that the Company would be required to perform it if no successor had taken place, provided, however, that no such written agreement shall be required if the transaction results in the successor becoming legally required to fulfill the obligations of the Company under this Employment Letter, whether by operation of law or otherwise. Except as expressly provided herein, you may not sell, transfer, assign, or pledge any of your rights or interests under this Employment Letter, provided that any amounts due hereunder shall, upon your death, be paid to your estate unless you have designated a beneficiary therefore in accordance with any applicable plan.

5.	For the purpose of this Employment Letter, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight service or delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its executive office or to you at the address on the records of the Company; provided that all notices to the Company shall be directed to the attention of the General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

6.	If any provision of this Employment Letter or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Employment Letter shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Employment Letter may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7.

To the extent applicable, the Company will use its reasonable good faith efforts to structure the applicable terms of your employment arrangements, including this Employment Letter, the Special Termination Agreement and your equity grants to comply with Section 409A of the Code, as amended, and such agreements or grants, as the case may be, will be amended as necessary to comply therewith,

Mr. Harry L. You

March 17, 2005

provided, however, that the Company shall not be liable for any failure to comply with Section 409A as a result of your act or omission.

The items in this Employment Letter, your Managing Director Agreement and exhibits thereto, your Special Termination Agreement and the other items referred to above represent the Company’s entire offer of employment to you. Any contrary representations that may have been made to you at any time are superseded by this Employment Letter. By signing below, you accept this offer of employment in accordance with the terms and conditions of employment specified in this Employment Letter. This offer of employment will remain open through March 18, 2005.

Harry, we are excited about having you join us. To inform us of your decision, please sign and return this Employment Letter, your Managing Director Agreement and your Special Termination Agreement.

Should you have any questions, please contact me at (703) 747-6800, or David Black, the Company’s General Counsel, at (703) 747-5728.

Very truly yours,

/s/ Roderick C. McGeary
Roderick C. McGeary
Chairman and Chief Executive Officer
BearingPoint, Inc.

ACCEPTED:

/s/ Harry L. You
Harry L. You